UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Braze, Inc.

(Name of Issuer)

Class A Common stock, $0.0001 par value per share

(Title of Class of Securities)

10576N102

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 10576N102
1.	Names of Reporting Persons Battery Ventures XI-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,603,457 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,603,457 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,603,457 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 4.6% of common stock (6.4% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by Battery Ventures XI-A, L.P. (“BV11-A”), Battery Ventures XI-B, L.P. (“BV11-B”), Battery Ventures XI-A Side Fund, L.P. (“BV11-A SF”), Battery Ventures XI-B Side Fund, L.P. (“BV11-B SF”), Battery Investment Partners XI, LLC (“BIP11”), Battery Partners XI, LLC (“BP11”), Battery Partners XI Side Fund, LLC (“BP11SF”), Battery Ventures Select Fund I, L.P. (“BV Select I”), Battery Partners Select Fund I, L.P. (“BP Select I”), Battery Investment Partners Select Fund I, L.P. (“BIP Select I”), Battery Partners Select Fund I GP, LLC (“BP Select I GP”), Neeraj Agrawal (“Agrawal”), Michael Brown (“Brown”), Morad Elhafed (“Elhafed”), Jesse Feldman (“Feldman”), Russell Fleischer (“Fleischer”), Roger H. Lee (“Lee”), Chelsea Stoner (“Stoner”), Dharmesh Thakker (“Thakker”), and Scott R. Tobin (“Tobin”). Agrawal, Brown, Feldman, Fleischer, Lee, Stoner, Thakker and Tobin are collectively referred to as the “BV Managing Members” and together with Elhafed, the “BP Select Managing Members” and together with the foregoing entities, the “Reporting Persons.” The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 1,277,820 shares of Class A common stock and 3,325,637 shares of Class A common stock issuable upon conversion of 3,325,637 shares of Class B common stock held by BV11-A. BP11 is the general partner of BV11-A and the BV Managing Members are the managing members of BP11. Each of BP11 and the BV Managing Members shares voting and investment authority over these shares.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 3,325,637 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Battery Ventures XI-B, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,216,333 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,216,333 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,216,333 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.2% of common stock (1.8% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 337,628 shares of Class A common stock and 878,705 shares of Class A common stock issuable upon conversion of 878,705 shares of Class B common stock held by BV11-B. BP11 is the general partner of BV11-B and the BV Managing Members are the managing members of BP11. Each of BP11 and the BV Managing Members shares voting and investment authority over these shares.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 878,705 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Battery Ventures XI-A Side Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,782,711 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,782,711 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,782,711 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 4.8% of common stock (6.6% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 1,327,575 shares of Class A common stock and 3,455,136 shares of Class A common stock issuable upon conversion of 3,455,136 shares of Class B common stock held by BV11-A SF. BP11SF is the general partner of BV11-A SF and the BV Managing Members are the managing members of BP11SF. Each of BP11SF and the BV Managing Members shares voting and investment authority over these shares.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 3,455,136 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Battery Ventures XI-B Side Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,037,079 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,037,079 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,037,079 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 1.0% of common stock (1.5% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 287,873 shares of Class A common stock and 749,206 shares of Class A common stock issuable upon conversion of 749,206 shares of Class B common stock held by BV11-B SF. BP11SF is the general partner of BV11-B SF and the BV Managing Members are the managing members of BP11SF. Each of BP11SF and the BV Managing Members shares voting and investment authority over these shares.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 749,206 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Battery Investment Partners XI, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 213,360 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 213,360 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 213,360 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2% of common stock (0.3% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 59,223 shares of Class A common stock and 154,137 shares of Class A common stock issuable upon conversion of 154,137 shares of Class B common stock held by BIP11. BP11 is the managing member of BIP11 and the BV Managing Members are the managing members of BP11. Each of BP11 and the BV Managing Members shares voting and investment authority over these shares.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 154,137 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Battery Partners XI, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 6,033,150 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 6,033,150 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,033,150 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.0% of common stock (8.3% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 1,277,820 shares of Class A common stock and 3,325,637 shares of Class A common stock issuable upon conversion of 3,325,637 shares of Class B common stock held by BV11-A; (ii) 337,628 shares of Class A common stock and 878,705 shares of Class A common stock issuable upon conversion of 878,705 shares of Class B common stock held by BV11-B; and (iii) 59,223 shares of Class A common stock and 154,137 shares of Class A common stock issuable upon conversion of 154,137 shares of Class B common stock held by BIP11. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11 and the BV Managing Members are the managing members of BP11. Each of BP11 and the BV Managing Members shares voting and investment authority over these shares.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 4,358,479 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Battery Partners XI Side Fund, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 5,819,790 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 5,819,790 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,819,790 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 5.8% of common stock (8.0% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 1,327,575 shares of Class A common stock and 3,455,136 shares of Class A common stock issuable upon conversion of 3,455,136 shares of Class B common stock held by BV11-A SF and (ii) 287,873 shares of Class A common stock and 749,206 shares of Class A common stock issuable upon conversion of 749,206 shares of Class B common stock held by BV11-B SF. BP11SF is the general partner of each BV11-A SF and BV11-B SF and the BV Managing Members are the managing members of BP11SF. Each of BP11SF and the BV Managing Members shares voting and investment authority over these shares.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 4,204,342 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Battery Ventures Select Fund I, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 2,537,467 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 2,537,467 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,537,467 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.5% of common stock (3.6% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 1,395,750 shares of Class A common stock and 1,141,717 shares of Class A common stock issuable upon conversion of 1,141,717 shares of Class B common stock held by BV Select I. BP Select I is the general partner of BV Select I, BP Select I GP is the general partner of BP Select I and the BP Select Managing Members are the managing members of BP Select I GP. Each of BP Select I, BP Select I GP and the BP Select Managing Members shares voting and investment authority over these shares.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 1,141,717 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Battery Partners Select Fund I, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 2,537,467 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 2,537,467 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,537,467 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.5% of common stock (3.6% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 1,395,750 shares of Class A common stock and 1,141,717 shares of Class A common stock issuable upon conversion of 1,141,717 shares of Class B common stock held by BV Select I. BP Select I is the general partner of BV Select I, BP Select I GP is the general partner of BP Select I and the BP Select Managing Members are the managing members of BP Select I GP. Each of BP Select I, BP Select I GP and the BP Select Managing Members shares voting and investment authority over these shares.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 1,141,717 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Battery Investment Partners Select Fund I, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 250,958 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 250,958 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 250,958 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3% of common stock (0.4% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of 29,250 shares of Class A common stock and 221,708 shares of Class A common stock issuable upon conversion of 221,708 shares of Class B common stock held by BIP Select I. BP Select I GP is the general partner of BIP Select I and the BP Select Managing Members are the managing members of BP Select I GP. Each of BP Select I GP and the BP Select Managing Members shares voting and investment authority over these shares.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 221,708 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Battery Partners Select Fund I GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 2,788,425 (2)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 2,788,425 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,788,425 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.8% of common stock (4.0% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Consists of (i) 1,395,750 shares of Class A common stock and 1,141,717 shares of Class A common stock issuable upon conversion of 1,141,717 shares of Class B common stock held by BV Select I and (ii) 29,250 shares of Class A common stock and 221,708 shares of Class A common stock issuable upon conversion of 221,708 shares of Class B common stock held by BIP Select I. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BP Select Managing Members are the managing members of BP Select I GP. Each of BP Select I GP and the BP Select Managing Members shares voting and investment authority over these shares.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 1,363,425 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Neeraj Agrawal
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 86,098
	6.	Shared Voting Power 14,641,365 (2)
	7.	Sole Dispositive Power 86,098
	8.	Shared Dispositive Power 14,641,365 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,727,463 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 14.8% of common stock (18.8% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,277,820 shares of Class A common stock and 3,325,637 shares of Class A common stock issuable upon conversion of 3,325,637 shares of Class B common stock held by BV11-A; (ii) 337,628 shares of Class A common stock and 878,705 shares of Class A common stock issuable upon conversion of 878,705 shares of Class B common stock held by BV11-B; (iii) 1,327,575 shares of Class A common stock and 3,455,136 shares of Class A common stock issuable upon conversion of 3,455,136 shares of Class B common stock held by BV11-A SF; (iv) 287,873 shares of Class A common stock and 749,206 shares of Class A common stock issuable upon conversion of 749,206 shares of Class B common stock held by BV11-B SF; (v) 59,223 shares of Class A common stock and 154,137 shares of Class A common stock issuable upon conversion of 154,137 shares of Class B common stock held by BIP11; (vi) 1,395,750 shares of Class A common stock and 1,141,717 shares of Class A common stock issuable upon conversion of 1,141,717 shares of Class B common stock held by BV Select I; and (vii) 29,250 shares of Class A common stock and 221,708 shares of Class A common stock issuable upon conversion of 221,708 shares of Class B common stock held by BIP Select I. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11. BP11SF is the general partner of each BV11-A SF and BV11-B SF. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of each of BP11 and BP11SF, share voting and investment authority over the shares held by each of BV11-A, BV11-B, BIP11, BV11-A SF, and BV11-B SF. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 9,926,246 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Michael Brown
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 34,711
	6.	Shared Voting Power 14,641,365 (2)
	7.	Sole Dispositive Power 34,711
	8.	Shared Dispositive Power 14,641,365 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,676,076 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 14.7% of common stock (18.7% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,277,820 shares of Class A common stock and 3,325,637 shares of Class A common stock issuable upon conversion of 3,325,637 shares of Class B common stock held by BV11-A; (ii) 337,628 shares of Class A common stock and 878,705 shares of Class A common stock issuable upon conversion of 878,705 shares of Class B common stock held by BV11-B; (iii) 1,327,575 shares of Class A common stock and 3,455,136 shares of Class A common stock issuable upon conversion of 3,455,136 shares of Class B common stock held by BV11-A SF; (iv) 287,873 shares of Class A common stock and 749,206 shares of Class A common stock issuable upon conversion of 749,206 shares of Class B common stock held by BV11-B SF; (v) 59,223 shares of Class A common stock and 154,137 shares of Class A common stock issuable upon conversion of 154,137 shares of Class B common stock held by BIP11; (vi) 1,395,750 shares of Class A common stock and 1,141,717 shares of Class A common stock issuable upon conversion of 1,141,717 shares of Class B common stock held by BV Select I; and (vii) 29,250 shares of Class A common stock and 221,708 shares of Class A common stock issuable upon conversion of 221,708 shares of Class B common stock held by BIP Select I. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11. BP11SF is the general partner of each BV11-A SF and BV11-B SF. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of each of BP11 and BP11SF, share voting and investment authority over the shares held by each of BV11-A, BV11-B, BIP11, BV11-A SF, and BV11-B SF. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 9,926,246 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Morad Elhafed
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 21,386
	6.	Shared Voting Power 2,788,425 (2)
	7.	Sole Dispositive Power 21,386
	8.	Shared Dispositive Power 2,788,425 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,809,811 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 2.8% of common stock (4.0% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,395,750 shares of Class A common stock and 1,141,717 shares of Class A common stock issuable upon conversion of 1,141,717 shares of Class B common stock held by BV Select I; and (ii) 29,250 shares of Class A common stock and 221,708 shares of Class A common stock issuable upon conversion of 221,708 shares of Class B common stock held by BIP Select I. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 1,363,425 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Jesse Feldman
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 65,806
	6.	Shared Voting Power 14,641,365 (2)
	7.	Sole Dispositive Power 65,806
	8.	Shared Dispositive Power 14,641,365 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,707,171 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 14.7% of common stock (18.7% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,277,820 shares of Class A common stock and 3,325,637 shares of Class A common stock issuable upon conversion of 3,325,637 shares of Class B common stock held by BV11-A; (ii) 337,628 shares of Class A common stock and 878,705 shares of Class A common stock issuable upon conversion of 878,705 shares of Class B common stock held by BV11-B; (iii) 1,327,575 shares of Class A common stock and 3,455,136 shares of Class A common stock issuable upon conversion of 3,455,136 shares of Class B common stock held by BV11-A SF; (iv) 287,873 shares of Class A common stock and 749,206 shares of Class A common stock issuable upon conversion of 749,206 shares of Class B common stock held by BV11-B SF; (v) 59,223 shares of Class A common stock and 154,137 shares of Class A common stock issuable upon conversion of 154,137 shares of Class B common stock held by BIP11; (vi) 1,395,750 shares of Class A common stock and 1,141,717 shares of Class A common stock issuable upon conversion of 1,141,717 shares of Class B common stock held by BV Select I; and (vii) 29,250 shares of Class A common stock and 221,708 shares of Class A common stock issuable upon conversion of 221,708 shares of Class B common stock held by BIP Select I. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11. BP11SF is the general partner of each BV11-A SF and BV11-B SF. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of each of BP11 and BP11SF, share voting and investment authority over the shares held by each of BV11-A, BV11-B, BIP11, BV11-A SF, and BV11-B SF. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 9,926,246 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Russell Fleischer
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 19,813
	6.	Shared Voting Power 14,641,365 (2)
	7.	Sole Dispositive Power 19,813
	8.	Shared Dispositive Power 14,641,365 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,661,178 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 14.7% of common stock (18.7% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,277,820 shares of Class A common stock and 3,325,637 shares of Class A common stock issuable upon conversion of 3,325,637 shares of Class B common stock held by BV11-A; (ii) 337,628 shares of Class A common stock and 878,705 shares of Class A common stock issuable upon conversion of 878,705 shares of Class B common stock held by BV11-B; (iii) 1,327,575 shares of Class A common stock and 3,455,136 shares of Class A common stock issuable upon conversion of 3,455,136 shares of Class B common stock held by BV11-A SF; (iv) 287,873 shares of Class A common stock and 749,206 shares of Class A common stock issuable upon conversion of 749,206 shares of Class B common stock held by BV11-B SF; (v) 59,223 shares of Class A common stock and 154,137 shares of Class A common stock issuable upon conversion of 154,137 shares of Class B common stock held by BIP11; (vi) 1,395,750 shares of Class A common stock and 1,141,717 shares of Class A common stock issuable upon conversion of 1,141,717 shares of Class B common stock held by BV Select I; and (vii) 29,250 shares of Class A common stock and 221,708 shares of Class A common stock issuable upon conversion of 221,708 shares of Class B common stock held by BIP Select I. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11. BP11SF is the general partner of each BV11-A SF and BV11-B SF. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of each of BP11 and BP11SF, share voting and investment authority over the shares held by each of BV11-A, BV11-B, BIP11, BV11-A SF, and BV11-B SF. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 9,926,246 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Roger H. Lee
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 80,357
	6.	Shared Voting Power 14,641,365 (2)
	7.	Sole Dispositive Power 80,357
	8.	Shared Dispositive Power 14,641,365 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,721,722 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 14.7% of common stock (18.8% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,277,820 shares of Class A common stock and 3,325,637 shares of Class A common stock issuable upon conversion of 3,325,637 shares of Class B common stock held by BV11-A; (ii) 337,628 shares of Class A common stock and 878,705 shares of Class A common stock issuable upon conversion of 878,705 shares of Class B common stock held by BV11-B; (iii) 1,327,575 shares of Class A common stock and 3,455,136 shares of Class A common stock issuable upon conversion of 3,455,136 shares of Class B common stock held by BV11-A SF; (iv) 287,873 shares of Class A common stock and 749,206 shares of Class A common stock issuable upon conversion of 749,206 shares of Class B common stock held by BV11-B SF; (v) 59,223 shares of Class A common stock and 154,137 shares of Class A common stock issuable upon conversion of 154,137 shares of Class B common stock held by BIP11; (vi) 1,395,750 shares of Class A common stock and 1,141,717 shares of Class A common stock issuable upon conversion of 1,141,717 shares of Class B common stock held by BV Select I; and (vii) 29,250 shares of Class A common stock and 221,708 shares of Class A common stock issuable upon conversion of 221,708 shares of Class B common stock held by BIP Select I. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11. BP11SF is the general partner of each BV11-A SF and BV11-B SF. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of each of BP11 and BP11SF, share voting and investment authority over the shares held by each of BV11-A, BV11-B, BIP11, BV11-A SF, and BV11-B SF. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 9,926,246 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Chelsea R. Stoner
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 17,637
	6.	Shared Voting Power 14,641,365 (2)
	7.	Sole Dispositive Power 17,637
	8.	Shared Dispositive Power 14,641,365 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,659,002 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 14.7% of common stock (18.7% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,277,820 shares of Class A common stock and 3,325,637 shares of Class A common stock issuable upon conversion of 3,325,637 shares of Class B common stock held by BV11-A; (ii) 337,628 shares of Class A common stock and 878,705 shares of Class A common stock issuable upon conversion of 878,705 shares of Class B common stock held by BV11-B; (iii) 1,327,575 shares of Class A common stock and 3,455,136 shares of Class A common stock issuable upon conversion of 3,455,136 shares of Class B common stock held by BV11-A SF; (iv) 287,873 shares of Class A common stock and 749,206 shares of Class A common stock issuable upon conversion of 749,206 shares of Class B common stock held by BV11-B SF; (v) 59,223 shares of Class A common stock and 154,137 shares of Class A common stock issuable upon conversion of 154,137 shares of Class B common stock held by BIP11; (vi) 1,395,750 shares of Class A common stock and 1,141,717 shares of Class A common stock issuable upon conversion of 1,141,717 shares of Class B common stock held by BV Select I; and (vii) 29,250 shares of Class A common stock and 221,708 shares of Class A common stock issuable upon conversion of 221,708 shares of Class B common stock held by BIP Select I. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11. BP11SF is the general partner of each BV11-A SF and BV11-B SF. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of each of BP11 and BP11SF, share voting and investment authority over the shares held by each of BV11-A, BV11-B, BIP11, BV11-A SF, and BV11-B SF. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 9,926,246 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Dharmesh Thakker
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,641,365 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,641,365 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,641,365 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 14.7% of common stock (18.6% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,277,820 shares of Class A common stock and 3,325,637 shares of Class A common stock issuable upon conversion of 3,325,637 shares of Class B common stock held by BV11-A; (ii) 337,628 shares of Class A common stock and 878,705 shares of Class A common stock issuable upon conversion of 878,705 shares of Class B common stock held by BV11-B; (iii) 1,327,575 shares of Class A common stock and 3,455,136 shares of Class A common stock issuable upon conversion of 3,455,136 shares of Class B common stock held by BV11-A SF; (iv) 287,873 shares of Class A common stock and 749,206 shares of Class A common stock issuable upon conversion of 749,206 shares of Class B common stock held by BV11-B SF; (v) 59,223 shares of Class A common stock and 154,137 shares of Class A common stock issuable upon conversion of 154,137 shares of Class B common stock held by BIP11; (vi) 1,395,750 shares of Class A common stock and 1,141,717 shares of Class A common stock issuable upon conversion of 1,141,717 shares of Class B common stock held by BV Select I; and (vii) 29,250 shares of Class A common stock and 221,708 shares of Class A common stock issuable upon conversion of 221,708 shares of Class B common stock held by BIP Select I. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11. BP11SF is the general partner of each BV11-A SF and BV11-B SF. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of each of BP11 and BP11SF, share voting and investment authority over the shares held by each of BV11-A, BV11-B, BIP11, BV11-A SF, and BV11-B SF. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 9,926,246 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

CUSIP No. 10576N102
1.	Names of Reporting Persons Scott R. Tobin
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only
4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 34,711
	6.	Shared Voting Power 14,641,365 (2)
	7.	Sole Dispositive Power 34,711
	8.	Shared Dispositive Power 14,641,365 (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,676,076 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 14.7% of common stock (18.7% of Class A common stock) (3) (4)
12.	Type of Reporting Person (See Instructions) IN

(1)	This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	Includes (i) 1,277,820 shares of Class A common stock and 3,325,637 shares of Class A common stock issuable upon conversion of 3,325,637 shares of Class B common stock held by BV11-A; (ii) 337,628 shares of Class A common stock and 878,705 shares of Class A common stock issuable upon conversion of 878,705 shares of Class B common stock held by BV11-B; (iii) 1,327,575 shares of Class A common stock and 3,455,136 shares of Class A common stock issuable upon conversion of 3,455,136 shares of Class B common stock held by BV11-A SF; (iv) 287,873 shares of Class A common stock and 749,206 shares of Class A common stock issuable upon conversion of 749,206 shares of Class B common stock held by BV11-B SF; (v) 59,223 shares of Class A common stock and 154,137 shares of Class A common stock issuable upon conversion of 154,137 shares of Class B common stock held by BIP11; (vi) 1,395,750 shares of Class A common stock and 1,141,717 shares of Class A common stock issuable upon conversion of 1,141,717 shares of Class B common stock held by BV Select I; and (vii) 29,250 shares of Class A common stock and 221,708 shares of Class A common stock issuable upon conversion of 221,708 shares of Class B common stock held by BIP Select I. BP11 is the general partner of each of BV11-A and BV11-B and the managing member of BIP11. BP11SF is the general partner of each BV11-A SF and BV11-B SF. BP Select I is the general partner of BV Select I. BP Select I GP is the general partner of BP Select I and BIP Select I. The BV Managing Members, as managing members of each of BP11 and BP11SF, share voting and investment authority over the shares held by each of BV11-A, BV11-B, BIP11, BV11-A SF, and BV11-B SF. The BP Select Managing Members, as managing members of BP Select I GP, share voting and investment authority over the shares held by each of BV Select I and BIP Select I.
(3)	Calculation of the percentage of common stock beneficially owned is based on a total of 99,842,434 shares of Common Stock (68,582,697 shares of Class A Common Stock and 31,259,737 shares of Class B Common Stock) outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023.
(4)	Calculation of the percentage of Class A common stock beneficially owned is based on the sum of (i) 68,582,697 shares of Class A Common Stock outstanding as of November 30, 2023 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 7, 2023 and (ii) Class A common stock issuable upon conversion of 9,926,246 shares of Class B common stock beneficially owned by the Reporting Person, which are treated as converted into Class A common stock only for the purpose of computing the Class A common stock beneficial ownership percentage of the Reporting Person.

Item 1.
(a)	Name of Issuer Braze, Inc.
(b)	Address of Issuer’s Principal Executive Offices 330 West 34th Street, Floor 18 New York, NY 10001

Item 2.
(a)

Name of Person Filing

Battery Ventures XI-A, L.P. (“BV11-A”)

Battery Ventures XI-B, L.P. (“BV11-B”)

Battery Ventures XI-A Side Fund, L.P. (“BV11-A SF”)

Battery Ventures XI-B Side Fund, L.P. (“BV11-B SF”)

Battery Investment Partners XI, LLC (“BIP11”)

Battery Partners XI, LLC (“BP11”)

Battery Partners XI Side Fund, LLC (“BP11SF”)

Battery Ventures Select Fund I, L.P. (“BV Select I”)

Battery Partners Select Fund I, L.P. (“BP Select I”)

Battery Investment Partners Select Fund I, L.P. (“BIP Select I”)

Battery Partners Select Fund I GP, LLC (“BP Select I GP”)

Neeraj Agrawal (“Agrawal”)

Michael Brown (“Brown”)

Morad Elhafed (“Elhafed”)

Jesse Feldman (“Feldman”)

Russell Fleischer (“Fleischer”)

Roger H. Lee (“Lee”)

Chelsea Stoner (“Stoner”)

Dharmesh Thakker (“Thakker”)

Scott R. Tobin (“Tobin”)

(b)	Address of Principal Business Office or, if none, Residence Battery Ventures One Marina Park Drive Suite 1100 Boston, MA 02210
(c)	Citizenship

Entities:	BV11-A	-	Delaware
	BV11-B	-	Delaware
	BV-11A SF	-	Delaware
	BV-11B SF	-	Delaware
	BIP11	-	Delaware
	BP11	-	Delaware
	BP11SF	-	Delaware
	BV Select I	-	Delaware
	BP Select I	-	Delaware
	BIP Select I	-	Delaware
	BP Select I GP	-	Delaware

Individuals:	Agrawal	-	United States
	Brown	-	United States
	Elhafed	-	United States
	Feldman	-	United States
	Fleischer	-	United States
	Lee	-	United States
	Stoner	-	United States
	Thakker	-	United States
	Tobin	-	United States

(d) Title of Class of Securities Class A Common Stock, $0.0001 par value (“Common Stock”)
(e) CUSIP Number 10576N102

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership
The following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1 is provided as of December 31, 2023:

(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person
(b) Percent of class: See Row 11 of cover page for each Reporting Person
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable

Item 8.	Identification and Classification of Members of the Group
Not applicable

Item 9.	Notice of Dissolution of Group
Not applicable

Item 10.	Certification
Not applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2024

BATTERY VENTURES XI-A, L.P.		BATTERY VENTURES XI-A SIDE FUND, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY VENTURES XI-B, L.P.		BATTERY VENTURES XI-B SIDE FUND, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY INVESTMENT PARTNERS XI, LLC		BATTERY PARTNERS XI SIDE FUND, LLC

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY PARTNERS XI, LLC

By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo
Title:	Attorney-in-Fact

BATTERY VENTURES SELECT FUND I, L.P.		BATTERY INVESTMENT PARTNERS SELECT FUND I, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY PARTNERS SELECT FUND I, L.P.		BATTERY PARTNERS SELECT FUND I GP, LLC

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

NEERAJ AGRAWAL		ROGER H. LEE

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

MICHAEL BROWN		CHELSEA R. STONER

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

MORAD ELHAFED		DHARMESH THAKKER

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

JESSE FELDMAN		SCOTT R. TOBIN

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

RUSSELL FLEISCHER

By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo
Title:	Attorney-in-Fact

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

Exhibit(s):

A	Joint Filing Agreement

EXHIBIT A

JOINT FILING AGREEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Class A Common Stock of Braze, Inc. is filed on behalf of each of us.

Dated: February 14, 2024

BATTERY VENTURES XI-A, L.P.		BATTERY VENTURES XI-A SIDE FUND, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY VENTURES XI-B, L.P.		BATTERY VENTURES XI-B SIDE FUND, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY INVESTMENT PARTNERS XI, LLC		BATTERY PARTNERS XI SIDE FUND, LLC

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY PARTNERS XI, LLC

By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo
Title:	Attorney-in-Fact

BATTERY VENTURES SELECT FUND I, L.P.		BATTERY INVESTMENT PARTNERS SELECT FUND I, L.P.

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

BATTERY PARTNERS SELECT FUND I, L.P.		BATTERY PARTNERS SELECT FUND I GP, LLC

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

NEERAJ AGRAWAL		ROGER H. LEE

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

MICHAEL BROWN		CHELSEA R. STONER

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

MORAD ELHAFED		DHARMESH THAKKER

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

JESSE FELDMAN		SCOTT R. TOBIN

By:	/s/ Christopher Schiavo	By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo	Name:	Christopher Schiavo
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

RUSSELL FLEISCHER

By:	/s/ Christopher Schiavo
Name:	Christopher Schiavo
Title:	Attorney-in-Fact